Exhibit 10.4

SHARE SUBSCRIPTION AGREEMENT

By and Between

Celgene Switzerland LLC

and

Prothena Corporation plc

Dated as of March 20, 2018

PROTHENA CORPORATION PLC
SHARE SUBSCRIPTION AGREEMENT
THIS SHARE SUBSCRIPTION AGREEMENT (the “Agreement”) is made and entered into as of March 20, 2018 (the “Signing Date”), by and between Prothena Corporation plc, an Irish public limited company (the “Company”), and Celgene Switzerland LLC, a Delaware limited liability company (the “Subscriber”).
WHEREAS, the Company and the Subscriber are entering into that certain Master Collaboration Agreement, by and between the Company and Subscriber, of even date herewith (the “Collaboration Agreement”);
WHEREAS, the obligations in the Collaboration Agreement are conditioned upon the execution and delivery of this Agreement, pursuant to which the Subscriber will subscribe for and the Company will issue to the Subscriber a number of its Ordinary Shares (as defined herein), as provided for herein; and
WHEREAS, the Subscriber desires to subscribe for, and the Company desires to issue, the Shares (as defined herein) on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified below:

“Action” shall mean any action, cause or action, suit, prosecution, investigation, litigation, arbitration, hearing, order, claim, complaint or other proceeding (whether civil, criminal, administrative, investigative or informal) by or before any Governmental Authority or arbitrator.
“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, in no event shall the Subscriber or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Subscriber or any of its Affiliates.
“beneficially owns” (including the correlative terms “beneficial ownership,” “beneficially owned,” “beneficial owner” or “beneficially owning”) shall mean beneficial ownership within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in New York, New York, generally are closed as a result of federal, state or local holiday.
“Change of Control” shall mean, with respect to a Person, any of the following events: (i) any Person is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all shares of such Person’s outstanding capital stock; (ii) such Person consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Person, other than (A) a merger or consolidation which would result in the voting securities of such Person outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of such Person or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of such Person (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of capital stock of such Person or (iii) such Person conveys, transfers or leases all or substantially all of its assets, to any Person other than a wholly owned Affiliate of such Person.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Consent” shall mean any, internal or external, approval, authorization, consent, license, franchise, Order, registration, notification, permit, certification, clearance, waiver or other confirmation of or by a Governmental Authority, other Person or company body.
“Contract” shall mean, with respect to any Person, any written agreement, contract, commitment, indenture, note, bond, loan, license, sublicense, lease, sublease, undertaking, statement of work or other arrangement to which such Person is a party or by which any of its properties or assets are subject.
“control” (including the correlative terms “controlled by,” “controlling” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership or voting of securities, by contract or otherwise.
“Controlled Affiliate” shall mean, with respect to a Person, an Affiliate of such Person controlled by such Person.
“Disposition” or “Dispose of” shall mean any (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any Ordinary Shares or Ordinary Share Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap, hedge, derivative instrument, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Ordinary Shares or Ordinary Share Equivalents, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.
“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), any severance, employment, incentive or bonus, retention, change in control, deferred compensation, termination pay, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or any other plan, policy, program, agreement, contract or arrangement that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.
“Environmental Law” shall mean all national, supra-national, federal, state, local and foreign Laws concerning public health and safety, worker health and safety, pollution or protection of the environment; including without limitation all those relating to the generation, handling, transportation, treatment, storage, disposal, release, exposure to or cleanup of hazardous materials, substances or wastes, including petroleum, asbestos, polychlorinated biphenyls, asbestos, noise or radiation.
“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“FDA” shall mean the U.S. Food and Drug Administration.
“FDCA” shall mean the U.S. Federal Food, Drug and Cosmetic Act.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.
“Health Care Laws” means statutes, laws, ordinances, rules and regulations applicable to the Company for the ownership, testing, development, manufacture, packaging, processing, use, labeling, promotion, storage, import, export or disposal of any product manufactured or distributed by the Company, including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., similar laws of other Governmental Authorities and the regulations promulgated pursuant to such laws.
“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, including such rights in and to: (a) any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent disclosure or other patent right, (b) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, (c) any copyright, work of authorship (whether or not copyrightable), design, design registration, database rights, and all registrations, applications for registration, and renewals for any of the foregoing (and including in all website content and software), (d) any Internet domain names, and (e) any trade secret, confidential information, know-how and inventions, including processes and formulations.
“Knowledge” shall mean, when used with respect to the Company, the actual or constructive knowledge of any officer of the Company, after due inquiry.
“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and ordinances of any Governmental Authority.
“Leased Real Property” shall mean all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries pursuant to any Lease.
“Leases” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property as tenant, sublease, licensee or concessionaire (including the rights to all security deposits and other amounts and instruments deposited by or on behalf of the Company or and of its Subsidiaries thereunder) and all material amendments, extensions, renewals, guaranties and other agreements with respect thereto.
“Liens” shall mean a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.
“Lock-Up Period” shall mean the period from and after the Closing Date until the earlier of (i) the six-month anniversary of the Closing Date or (ii) the expiration of the Term (as defined in the Collaboration Agreement) or earlier termination of the Collaboration Agreement.
“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is likely to be materially adverse to the business, clinical or pre-clinical programs, intellectual property, condition (financial or other), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in the Company’s industry generally or in conditions in the global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) any Effect caused by the announcement or pendency of the transactions contemplated by the Transaction Agreements, or the identity of the Subscriber or any of its Affiliates as the Subscriber in connection with the transactions contemplated by this Agreement or as a participant in the Collaboration Agreement, (iii) the performance of this Agreement, the Collaboration Agreement and the transactions contemplated hereby and thereby, including compliance with the covenants set forth herein and therein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of the Subscriber, (iv) changes in general legal, regulatory, political, economic or business conditions or changes to GAAP or interpretations thereof occurring after the date hereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (v) acts of war, sabotage or terrorism occurring after the date hereof, or any escalation or worsening of any such acts of war, sabotage or terrorism or (vi) earthquakes, hurricanes, floods or other natural disasters occurring after the date hereof, provided, however, that with respect to clauses (i), (iv), (v) and (vi), such effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent such effects disproportionately affect the Company and its Subsidiaries compared to other participants in the biotechnology or biopharmaceutical industries.
“Material Contract” shall mean any Contract entered into by the Company or any of its Subsidiaries that is required under the Exchange Act to be filed as an exhibit to a Company SEC Document pursuant to Item 601(b)(10) of Regulation S-K.
“Nasdaq” shall mean the Nasdaq Stock Market LLC.
“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.
“Ordinary Shares” shall mean ordinary shares, par value $0.01 per share, of the Company.
“Order” shall mean any assessment, award, decision, injunction, judgment, order, ruling, verdict or writ entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.
“Permitted Liens” shall mean (a) mechanics’, materialman’s, workmens’, repairmens’, warehousemen’s, supplier’s, vendor’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business by operation of Law securing amounts that are not yet due and payable, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable and Taxes being contested in good faith, (c) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties, (d) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure other statutory obligations, (e) easements, covenants, conditions and restrictions of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of any Leased Real Property in the operation of the business conducted thereon as of the date of this Agreement, and (f) any zoning, or other governmentally established restrictions of encumbrances.
“Permitted Transferee” shall mean an Affiliate of the Subscriber that is wholly owned, directly or indirectly, by the Subscriber; it being understood that for purposes of this definition “wholly owned” shall mean an Affiliate in which the Subscriber owns, directly or indirectly, at least ninety-nine percent (99%) of the outstanding capital stock or ownership interests of such Affiliate; provided, however, that no such Person shall be deemed a Permitted Transferee for any purpose under this Agreement unless: (a) the Subscriber shall have, within five days prior to such transfer, furnished to the Company written notice of the name and address of such Permitted Transferee, details of its status as a Permitted Transferee and details of the Ordinary Shares or Ordinary Share Equivalents to be transferred, (b) the Permitted Transferee, prior to or simultaneously with such Transfer, shall have agreed in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement as though it were the Subscriber hereunder, and (c) the Subscriber acknowledges that it continues to be bound by all restrictions and obligations set forth in this Agreement.
“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Standstill Period” shall mean the period from and after the Closing Date until the earliest of (i) the one-year anniversary of the Closing Date, (ii) the date the Company publicly announces its intent to initiate or consummate any merger, consolidation, acquisition, scheme, business combination or other extraordinary transaction in which the Company or any of its Subsidiaries is a constituent entity or party, (iii) the submission or announcement of the intent to make any bona fide offer or attempt by any third party to acquire all or a substantial portion of the securities or assets of the Company through any means, process or structure and (iv) the expiration of the Term (as defined in the Collaboration Agreement) or earlier termination of the Collaboration Agreement.
“Tax” or “Taxes” shall mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Authority” shall mean any Governmental Authority having jurisdiction with respect to any Tax.
“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with a Tax Authority.
“Third Party” shall mean any Person (other than a Governmental Authority) other than the Subscriber, the Company or any Affiliate of the Subscriber or the Company.
“Transaction Agreements” shall mean this Agreement and the Collaboration Agreement.

“Transfer” by any Person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly Dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar Disposition of, any securities beneficially owned by such Person or of any interest (including any voting interest) in any securities beneficially owned by such Person. For the avoidance of doubt, a transfer of control of the direct or indirect beneficial ownership of securities is a Transfer of such securities for purposes of this Agreement.
“Transfer Agent” shall mean Computershare Trust Company, N.A., or any successor transfer agent of the Company, as applicable.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar or related Law.
2.    Closing, Delivery and Payment.
2.1    Closing.  Subject to the terms and conditions hereof, and in reliance on the representations, warranties, covenants and other agreements hereinafter set forth, at the closing of the transactions contemplated hereby (the “Closing”), the Company hereby agrees to issue to the Subscriber, and the Subscriber agrees to subscribe for, 1,170,960 Ordinary Shares (the “Shares”) at a price of $42.70 per Share, free and clear of all Liens and any withholding for Taxes, for an aggregate price of $49,999,992.00 (the “Share Price”).  The Closing shall take place remotely via the exchange of documents and signatures, as soon as practicable, but in no event later than at 2:00 p.m. Eastern Time on the first Business Day immediately following the date on which the last of the conditions set forth in Section 6 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), or at such other date and time as the Company and Subscriber shall mutually agree (which date and time are designated as the “Closing Date”).
2.2    Delivery and Payment.  At the Closing, subject to the terms and conditions hereof, the Company will instruct the Transfer Agent to deliver to the Subscriber, via book entry to the applicable balance account registered in the name of the Subscriber, the Shares, against payment of the Share Price in U.S. dollars by wire transfer of immediately available funds to the order of the Company.
2.3    Deliveries at Closing.
(a)    Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Subscriber the following items:
(i)a true copy of the constitution (the “Constitution”) of the Company;

(ii)    a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver the Shares to Subscriber on an expedited basis;
(iii)    a legal opinion of A&L Goodbody, the Company’s Irish counsel, addressed to the Subscriber, and dated the Closing Date, in substantially the form provided to the Subscriber on the date hereof;
(iv)    a legal opinion of Latham & Watkins LLP, U.S. counsel for the Company, addressed to the Subscriber, and dated the Closing Date, in substantially the form provided to the Subscriber on the date hereof;
(v)    a certificate, dated as of the Closing Date, signed by the Company’s principal financial officer confirming that the conditions to the Closing set forth in Section 6.1 have been satisfied; and
(vi)    all such other documents, certificates and instruments as the Subscriber may reasonably request in order to give effect to the transactions contemplated hereby.
(b)    Deliveries by the Subscriber.  At the Closing, the Subscriber shall deliver or cause to be delivered to the Company the Share Price, by wire transfer of immediately available funds to one or more accounts designated by the Company, such designation to be made via written notice to the Subscriber no later than three (3) Business Days prior to the Closing Date.
3.    Representations and Warranties of the Company.  The Company hereby represents and warrants to the Subscriber that the following representations are true and complete as of the Closing Date, except as otherwise indicated or as set forth in the Company SEC Documents, and only to the extent such Company SEC Documents are specifically referenced in such representation or warranty.

3.1    Organization, Good Standing and Qualification.
(a)    The Company is duly incorporated and validly existing as a public limited company under the laws of Ireland.  The Company has all requisite corporate power and authority to own and operate its properties, to execute and deliver this Agreement, to carry out the provisions of this Agreement (including, but not limited to, the issuance and delivery of the Shares) and to carry on its business as presently conducted and as presently proposed to be conducted. Each of the Company’s Subsidiaries (as defined herein) is an entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite power and authority to carry on its business to own and use its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except to the extent any failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.
(b)    During the twelve (12) months preceding the Signing Date, neither the Company nor any of its Subsidiaries has taken any action nor have any other steps been taken or Actions commenced or, to the Company’s Knowledge, threatened against any of them, for their winding up or dissolution or for any of them to enter into any arrangement, scheme or composition for the benefit of creditors, or for the appointment of a receiver, administrator, liquidator, trustee or similar officer of any of them, or any of their respective properties, revenues or assets.
3.2    Subsidiaries.  The Company has disclosed all of its subsidiaries required to be disclosed (a) in an exhibit to its Annual Report on Form 10-K filed with the SEC or (b) in its subsequent filings under the Exchange Act (the “Subsidiaries”).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid and, if applicable in the relevant jurisdiction, non-assessable, and free of preemptive and similar rights.
3.3    Capitalization.
(a)    The authorized share capital of the Company, immediately prior to the Signing Date, consists of 100,000,000 Ordinary Shares, par value $0.01 per share, of which 38,564,428 Ordinary Shares were issued and outstanding, and 10,000 Euro Deferred Shares, par value €22 per share, none of which were issued and outstanding.  Under the Company’s Amended and Restated 2012 Long Term Incentive Plan (the “Plan”), immediately prior to the Signing Date, (i) options to acquire 5,311,125 Ordinary Shares have been granted and are outstanding and (ii) 1,275,708 Ordinary Shares remained available for future issuance to directors, employees and consultants of the Company, its Subsidiaries or the Company’s Affiliates.  Since the Signing Date, the Company has not issued any equity securities, other than those issued pursuant to the Plan.
(b)    Except as set forth in the Constitution, and other than the Ordinary Shares reserved for issuance under the Plan, there are no outstanding options, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries of any of its securities, including the Shares.  No Person is entitled to preemptive rights, rights of first refusal, rights of participation or similar rights with respect to any securities of the Company or any of its Subsidiaries, including with respect to the issuance of Shares contemplated hereby.  There are no voting agreements, registration rights agreements or other agreements of any kind among the Company or any of its

Subsidiaries and any other Person relating to the securities of the Company or any of its Subsidiaries, including the Shares.
(c)    All of the issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and were issued in compliance with all applicable Laws concerning the issuance of securities.  The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, and fully paid. The Shares (i) will not be subject to pre-emptive rights and (ii) shall be free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws or contained herein.
(d)    Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership, interest, joint venture interest or other equity ownership interest in any Person.
3.4    Authorization; Binding Obligations.  All corporate action on the part of the Company and its board of directors necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the Closing and the issuance and delivery of the Shares pursuant hereto, has been taken. No further action is required on the part of the Company, its board of directors, or its shareholders prior to the Closing for the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Subscriber, constitutes valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.
3.5    Company SEC Documents; Financial Statements; Nasdaq.
(a)    Since December 31, 2014, the Company has timely filed with (or submitted to) the SEC all of the reports and other documents required to be filed by (or submitted to) it under the Exchange Act and Securities Act and any required amendments to any of the foregoing (inclusive of any exhibits or other materials incorporated by reference into any such filings and submissions, the “Company SEC Documents”).  As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and, when filed, no Company SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and the Company has not been notified that any of the Company SEC Documents is the subject of ongoing SEC review or outstanding investigation.
(b)    The financial statements of the Company included in the Company SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.  Except for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (ii) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP and (iii) those that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).
(c)    The Ordinary Shares are listed on the Nasdaq Global Select Market, and the Company has not received any notification that, and has no Knowledge that, Nasdaq is contemplating terminating such listing.
(d)    The Company’s registered public accounting firm is KPMG LLP. To the Company’s Knowledge, KPMG LLP are independent public accountants with respect to the Company within the meaning of the Securities Act and Exchange Act and the applicable published rules and regulations thereunder.
3.6    Obligations to Related Parties. None of the members of the Company’s board of directors, affiliates, senior executives, key employees or, to the Company’s Knowledge, 5% shareholders of the Company or any members of their immediate families, is indebted to the Company or party to a transaction with the Company required to be disclosed in the Company SEC Documents under Item 404 of Regulation S-K that is not so disclosed.
3.7    Sarbanes-Oxley; Internal Accounting Controls. The Company is in compliance with the requirements of the Sarbanes-Oxley Act of 2002, including the rules and regulations of the SEC promulgated thereunder, and of the Companies Act 2014, in each case as applicable to it as of the date hereof. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and the Companies Act 2014 and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.
3.8    Compliance with Other Instruments.  The Company is not in violation or default of any term of its Constitution and the Company and its Subsidiaries are not in material breach of any Material Contract.  The execution, delivery, and performance of and compliance with this Agreement, and the issuance and delivery of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, (i) conflict with or result in a violation of the constitution, articles of association, charter, certificate of incorporation, bylaws or other organizational or constitutive documents of the Company or any of its Subsidiaries, in each case as in effect on Closing Date, (ii) result in any violation of any Law or Order to which the Company, any of its Subsidiaries or any of their respective assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under or (C) require Consent under, any Material Contract to which the Company or any of its Subsidiaries is a party that has not been obtained or waived, or (iv) result in the creation of any Lien upon any of the Company’s or any Subsidiary’s assets or capital stock, except in the case of any of clauses (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect.  Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by it of the obligations and transactions contemplated hereby (including the issuance of the Shares) requires any Consent, other than (i) filings required under applicable U.S. federal and state securities Laws and (ii) the notification of the issuance and delivery of the Shares to Nasdaq.
3.9    Litigation.  There is no material: (i) Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries which, if determined adversely to the Company or any of its Subsidiaries would have a Material Adverse Effect or (ii) Order in effect against the Company or any of its Subsidiaries.
3.10    Compliance with Laws; Permits.  The Company and its Subsidiaries are not, and since January 1, 2013 have not been, in violation in any material respect of any applicable Law (including any Health Care Law) in respect of the conduct of its business or the ownership of its properties.  The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, except those the lack of which would not reasonably be expected to have a Material Adverse Effect.
3.11    Offering Valid.  Assuming the accuracy of the representations and warranties of the Subscriber contained in Section 4.5, the issuance and delivery of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable securities Laws.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the issuance and delivery of such Shares by the Company within the registration requirements of the Securities Act or the securities Laws of Ireland.
3.12    Investment Company.  The Company is not, and after giving effect to the transactions contemplated by the Transaction Agreements will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
3.13    Absence of Changes. Since December 31, 2016, (a) the Company and each of its Subsidiaries has conducted its business operations in the ordinary course of business consistent with past practice, (b) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (c) the Company has not declared or made any dividend or distribution of cash, shares of capital stock or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested shares issued to employees of the Company), and (d) the Company has not issued any equity securities to any officer, director or Affiliate, except Ordinary Shares issued in the ordinary course issued pursuant to existing Company equity incentive plans or executive and director compensation arrangements.
3.14    Tax Matters.
(a)    (i) the Company and each of its Subsidiaries has timely prepared and filed all federal and all other material Tax Returns required to have been filed by each of them with all appropriate Tax Authorities and timely paid all Taxes shown thereon (except for Taxes contested in good faith), (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all Taxes that the Company or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Tax Authority or third party when due (except for Taxes contested in good faith).
(b)     Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income U.S. Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (excluding Contracts entered into in the ordinary course of business and not primarily related to Taxes).
(c)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(d)    Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and U.S. Treas. Reg. § 1.6011-4(b)(2).
(e)    Neither the Company nor any Subsidiary has ever been, nor will they be at the Closing, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
3.15    Property. The Company does not own any real property. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiaries has the right to use or occupy the Leased Real Property under valid and binding Leases and (b) the Company and its Subsidiaries have good and valid title to, or a valid license to use or leasehold interest in, all of their respective material tangible assets, free and clear of all Liens (other than Permitted Liens).
3.16    Employee Benefits Matters.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of Law, including ERISA and the Code and other applicable Laws and (ii) all contributions, distributions, reimbursements and premium payments due with respect to each Employee Benefit Plan have been timely made or properly accrued. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter (or may rely on a favorable opinion letter) issued by the United States Internal Revenue Service and to the Company's Knowledge, nothing has occurred that would reasonably be expected to have a material adverse effect on the qualification of such Employee Benefit Plan.
(b)     Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries maintains, sponsors,

contributes to, has any obligation to contribute to, or has any current or potential liability or obligation under or with respect to (A) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA), (B) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (C) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (D) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or any equivalent plan to any of the foregoing in any other jurisdiction, including but not limited to Ireland; (ii) no Employee Benefit Plan provides and neither the Company nor any of its Subsidiaries has any current or potential obligation to provide post-termination or post-retirement health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar state Law; and (iii) neither the Company nor any of its Subsidiaries has any current or potential liability or obligation by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.
(c)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, (ii) the Company and its Subsidiaries have, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company or any of its Subsidiaries as employees or non-employees, and (iii) there do not exist any pending or, to the Company’s Knowledge, threatened claims (other than routine undisputed claims for benefits) or Actions with respect to any Employee Benefit Plan.
(d)    The transactions contemplated by the Transaction Agreements will not (either alone or in combination with another event) (i) cause the acceleration of vesting in, or payment of, any material benefits or compensation under any Employee Benefit Plan, (ii) require the funding of any material amount of compensation or benefits due to any manager, employee, officer, director, shareholder or other service provider (whether current, former or retired) of the Company or any of its Subsidiaries or their beneficiaries and, (iii) otherwise materially accelerate or materially increase any liability or obligation under any Employee Benefit Plan.
3.17    Labor Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract or relationship with any union, labor organization, or other collective bargaining representative. There are no strikes, work stoppages or any other material labor disputes against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, and no such disputes have occurred since January 1, 2015. No union organization or decertification activities are underway or, to the Company’s Knowledge, threatened with respect to employees of the Company or any of its Subsidiaries.

(b)    Each of the Company and its Subsidiaries is, and at all times since January 1, 2015, has been in compliance in all material respects with all applicable Laws and codes of conduct respecting employment and employment practices, including provisions thereof relating to terms and conditions of employment, wages and hours, overtime, classification of employees and independent contractors, immigration, and the withholding and payment of social security and other employment Taxes.
(c)    Since January 1, 2015, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the WARN Act and result in material liability to the Company and its Subsidiaries, taken as a whole.
3.18    Intellectual Property.
(a)    The Company owns all right, title and interest in and to, or has the valid and enforceable right to use pursuant to a written Contract, all Intellectual Property used in the conduct of the business of the Company as currently conducted (collectively, the “Company Intellectual Property”) free and clear of any Liens, except Permitted Liens, except where the failure to be in such compliance would reasonably be expected to have a Material Adverse Effect, and, to the Company’s Knowledge, the owners of any Intellectual Property licensed to Company have taken necessary actions to maintain and protect such Intellectual Property, except where the failure to be in such compliance would reasonably be expected to have a Material Adverse Effect.
(b)    To the Company’s Knowledge, (i) the Company has not infringed, misappropriated, or otherwise violated, or is not currently infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person and there are no Actions pending or threatened alleging any of the foregoing, including any unsolicited offers for the Company to obtain a license to any Intellectual Property of another Person, and (ii) no Person is infringing, misappropriating or violating the rights of the Company with respect to any Company Intellectual Property, except where it is not reasonably expected to have a Material Adverse Effect.
3.19    FDA and Regulatory Matters.
(a)    There is no actual or, to the Company’s Knowledge, threatened enforcement action or investigation by the FDA or any other Governmental Authority, which, if determined adversely to the Company or any of its Subsidiaries would have a Material Adverse Effect. The Company has no Knowledge or reason to believe that the FDA or any Governmental Authority is considering such action. The operation of the business of the Company, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, sales, and distribution of the Company’s product candidates is, and at all times has been, in material compliance with all applicable laws and permits, or within the FDA’s exercise of enforcement discretion.

(b)     All material reports, documents, claims, permits and notices required to be filed with, maintained for or furnished to the FDA or any Governmental Authority have been so filed, maintained or furnished by the Company. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no liability exists with respect to such filing, and remain complete and accurate.
(c)    The Company has not received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the FDA or any Governmental Authority (i) alleging or asserting material noncompliance with any applicable laws or permits and the Company has no Knowledge or reason to believe that the FDA or any Governmental Authority is considering such action or (ii) materially contesting the pre-market clearance or approval of, the uses of or the labeling or promotion of any of the Company’s product candidates.
(d)    Each of the Company’s product candidates subject to the FDCA that has been developed, manufactured, tested or distributed by or on behalf of the Company is being or has been developed, manufactured, tested or distributed in compliance with all material applicable requirements under the FDCA and comparable laws in any non-U.S. jurisdiction, including those relating to investigational use, pre-market clearance or approval, biologics licensing, registration and listing, good manufacturing practices, labeling, advertising, record keeping and filing of required reports.
(e)    The preclinical tests and clinical trials conducted by the Company, and to Company’s Knowledge the clinical trials conducted by third parties, in each case described in, or the results of which are referred to in, the Company SEC Documents, were, and if still pending, are being, conducted in all material respects in accordance with protocols and procedures filed with the appropriate regulatory authorities for each such trial; each description of the results of such preclinical tests and clinical trials contained in the Company SEC Documents is accurate and complete in all material respects and fairly presents the data derived from such preclinical tests and clinical trials, and the Company has no knowledge of any other studies or tests the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the Company SEC Documents.
3.20    Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (a) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received since January 1, 2015 by, and no Action is pending or, to the Company’s Knowledge, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law and (b) the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance in all material respects with all applicable Environmental Laws, including any Consent required by Environmental Laws.

3.21    Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies (“Policies”) with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies, and (c) the Company and its Subsidiaries have not received any written notice of cancellation or threatened cancellation of any of the Policies or of any claim pending regarding the Company or any of its Subsidiaries under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. The Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate.
3.22    Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Constitution or the laws of Ireland that is or would reasonably be expected to become applicable to Subscriber as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Shares and the Subscriber’s ownership of the Shares.
3.23    Anti-Corruption and Anti-Bribery Laws. Neither the Company and its Subsidiaries, nor, to the Company’s Knowledge, any of their respective director, officer, agent, employee or other authorized person acting on behalf of the Company is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977, the Prevention of Corruption Acts 1899 to 2010 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company has instituted and maintain policies and procedures to ensure compliance therewith. No part of the proceeds from the issuance and delivery of the Shares will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977, the Prevention of Corruption Acts 1899 to 2010 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.
3.24    Economic Sanctions. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or representative or other authorized person acting on behalf of the Company or any of its subsidiaries is a Person currently the subject or target of any sanctions administered or enforced by the United States Government or any Governmental Authority in Ireland or

elsewhere including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the issuance of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction) of Sanctions. Within the past five (5) years, to the Knowledge of the Company, it has neither been the subject of any governmental investigation or inquiry regarding compliance with Sanctions nor has it been assessed any fine or penalty in regard to compliance with Sanctions.
3.25    Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 and The Criminal Justice (Money Laundering and Terrorist Financing ) Act 2010, each as amended, and applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.
3.26    Certain Fees. No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Subscriber for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, with respect to the issuance and delivery of the Shares.
3.27    Disclosure. None of the Company SEC Documents contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained therein, in light of the circumstances in which they were made, not misleading.
3.28    No “Bad Actor” Disqualification. The Company has conducted a factual inquiry including the procurement of relevant questionnaires from each of the Company’s executive officers and directors or other means to determine whether any of the Company’s executive officers or directors is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). Neither the Company, nor, to the Company’s Knowledge, after conducting such factual inquiries, any other Covered Person, is subject to Disqualification Events, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the issuance and delivery of the Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of subscribers in connection with the issuance and delivery of the Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.
4.    Representations and Warranties of the Subscriber.  The Subscriber hereby represents and warrants as of the date hereof to the Company as follows:

4.1    Organization; Good Standing.  The Subscriber is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Subscriber has or will have all requisite power and authority to enter into this Agreement, to subscribe for the Shares and to perform its obligations under and to carry out the other transactions contemplated by this Agreement, and no further approval or authorization by any of its members or other equity owners, as the case may be, is required.
4.2    Requisite Power and Authority.  The Subscriber has all necessary power and authority to execute and deliver this Agreement and all action on the Subscriber’s part required for the lawful execution and delivery of this Agreement has been taken.  This Agreement been duly and validly executed and delivered by the Subscriber and its obligations hereunder, assuming due authorization, execution and delivery by the Company, are valid and binding obligations of the Subscriber, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.
4.3    No Conflicts.  The execution, delivery and performance of this Agreement and compliance with the provisions thereof by the Subscriber will not, with or without the passage of time or giving of notice: (i) conflict with or result in a violation of the certificate of incorporation, bylaws, or other organizational or constitutive documents of the Subscriber as in effect on the Closing Date, (ii) result in any violation of any Law or Order to which the Subscriber or any of its assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, or (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under any Contract to which the Subscriber is a party, or (iv) result in the creation of any Lien upon any of the Subscriber’s assets or equity interests, except in the case of any of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to materially impair of the ability of the Subscriber to perform its obligations under this Agreement and the transactions contemplated hereby in any material respect.
4.4    No Governmental Authority or Third Party Consents.  No Consent is required to be obtained or filed by the Subscriber in connection with the authorization, execution and delivery of any of this Agreement or with the subscription for the Shares.
4.5    Investment Representations.  The Subscriber hereby represents and warrants as follows:
(a)    Subscriber Acknowledgements. The Subscriber acknowledges that the Shares have not been registered under the Securities Act or under any state or foreign securities laws.  The Subscriber (i) acknowledges that it is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person in violation of applicable securities Laws, (ii) will not Dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any Person, (iv) is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer and (v) is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.
(b)    Status. At the time the Subscriber was offered the Shares, it was, and as of the date hereof is, an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (i) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares, (ii) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and, in connection therewith, obtained information necessary to verify any information furnished to it or to which it had access (it being agreed and understood that this clause does not affect the Company’s representations and warranties contained in Section 3) and (iii) can bear the economic risk of (A) an investment in the Shares indefinitely and (B) a total loss in respect of such investment.  The Subscriber has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment. The Subscriber understands that there is no assurance that any exemption from registration under the Securities Act will be available to transfer the Shares and that, even if available, such exemption may not allow the Subscriber to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times the Subscriber might propose.
(c)    Ownership.  Neither the Subscriber nor any of its Controlled Affiliates is the owner of record or the beneficial owner of Ordinary Shares or Ordinary Share Equivalents.
4.6    Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Subscriber for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Subscriber.
4.7    United States Investor. The Subscriber is a United States person (as defined by Section 7701(a)(30) of the Code).
5.    Covenants and Agreements.

5.1    Transfer Restrictions.
(a)    The Subscriber understands that the Shares shall be subject to restrictions on resale pursuant to applicable securities Laws and that any certificates representing the Shares or the applicable balance account of the Subscriber with the Company’s Transfer Agent shall bear transfer restrictions with the effect of the following applicable legends:
(i)“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO PROTHENA CORPORATION PLC) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”; and
(ii)any legend required by other applicable securities Laws.
(b)    Subject to the restrictions set forth in Section 5.2 below, the Shares shall not bear the transfer restrictions set forth in Section 5.1(a)(i): (i) following a sale of Shares pursuant to an effective registration statement covering the resale of such Shares, (ii) following any sale of Shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) (or any successor provision then in effect), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). In addition, the Shares shall not bear the transfer restrictions set forth in Section 5.1(a)(ii) following a sale of Shares if, following a sale, the Shares are not required to carry a legend pursuant to such applicable securities Laws referred to in Section 5.1(a)(ii). Notwithstanding the foregoing, the Company shall direct the Transfer Agent to remove the transfer restriction set forth in Section 5.1(a)(i) applicable to the Shares upon the written request of the Subscriber, within two Business Days of the Company’s receipt of such request, at such time as the Shares may be transferred without the requirement that the Company be in compliance with the public information requirements and without volume or manner-of-sale restrictions under Rule 144. The Subscriber, or if the Transfer Agent requires, the Company, shall provide such opinions of counsel (which counsel shall be reasonably satisfactory to the Company) reasonably requested by the Transfer Agent in connection with the removal of legends pursuant to this Section 5.1(b). In addition, if the Subscriber requests that the Transfer Agent transfer the Shares, the Subscriber shall provide such other documentation, including for the avoidance of doubt a duly completed stock transfer form, reasonably requested by the Transfer Agent in connection with the onward transfer of the Shares at least two Business Days prior to the intended transfer date.
5.2    Standstill. During the Standstill Period, the Subscriber, or any of its Controlled Affiliates, shall not:
(i)without the express written consent of the Company, directly or indirectly acquire any additional equity securities (including Ordinary Shares and Ordinary Share Equivalents) of the Company, if after giving effect to such acquisition the Subscriber, or any of its Controlled Affiliates, would, directly or indirectly, own more than 9.9% of the then outstanding share capital of the Company;
(ii)directly or indirectly encourage or support a tender, exchange or other offer or proposal by a Third Party;
(iii) publicly propose (x) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transaction involving the Company or (y) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company;
(iv)directly or indirectly, seek to have called any meeting of the shareholders of the Company, propose or nominate for election to the Company’s board of directors any person whose nomination has not been approved by a majority of the Company’s board of directors or cause to be voted in favor of such person for election to the Company’s board of directors any Ordinary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents other than as contemplated by Section 5.4;

(v)directly or indirectly, solicit proxies or consents or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of a majority of the Company’s board of directors with respect to any matter, or seek to advise or influence any Third Party, with respect to voting of any Ordinary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents;
(vi)deposit any Ordinary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents in a voting trust or subject any Ordinary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents to any arrangement or agreement with respect to the voting of such Ordinary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents other than as contemplated by Section 5.4;
(vii)act in concert with any Third Party to take any action in clauses (i) through (vi) above, or form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” with any Third Party within the meaning of Section 13(d)(3) of the Exchange Act with respect to the equity securities of the Company;
(viii)enter into discussions, negotiations, arrangements or agreements with any Third Party relating to the foregoing actions referred to in clauses (i) through (vi) above; provided, however, that the mere voting in accordance with Section 5.4 of any voting securities of the Company held by the Subscriber, its executive officers or directors, or its Controlled Affiliates shall not constitute a violation of any of clauses (i) through (vii) above.
Notwithstanding the foregoing, (A) none of the Subscriber’s executive officers or directors shall be restricted from purchasing Ordinary Shares or Ordinary Share Equivalents for his or her personal account (other than through a tender or exchange offer), tendering his or her Ordinary Shares or Ordinary Share Equivalents into a Third Party tender or exchange offer, voting his or her Ordinary Shares, or Ordinary Share Equivalents in any way he or she determines, or depositing his or her Ordinary Shares or Ordinary Share Equivalents into a voting trust or subjecting them to any arrangement or agreement with respect to the voting of such Ordinary Shares or Ordinary Share Equivalents; (B) if any executive officer or director of the Subscriber serves as a member of the Company’s board of directors, any action he or she takes in the performance of his or her duties as a member of the Company’s board of directors shall not be deemed to violate this Section 5.2, except if he or she takes such action at the direction of Subscriber or an Affiliate thereof; and (C) the foregoing restrictions in this Section 5.2 shall not (i) restrict the Subscriber or its subsidiaries from engaging in private, non-public discussions regarding a transaction otherwise prohibited by this Section 5.2 with the Company’s board of directors; and (ii) prohibit the Subscriber or its subsidiaries from acquiring securities of, or from entering into any merger or other business combination with, another Person that beneficially owns securities of the Company.
5.3    Lock-Up. During the Lock-Up Period, the Subscriber shall not and shall cause its Controlled Affiliates not to, without the prior consent of the Company, directly or indirectly, Dispose of (a) any of the Shares, or any Ordinary Shares or Ordinary Share

Equivalents beneficially owned by the Subscriber or any of its Controlled Affiliates as of the Signing Date, together with any Ordinary Share, or Ordinary Share Equivalents issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization, and (b) any Ordinary Shares or Ordinary Share Equivalents issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Ordinary Shares or Ordinary Share Equivalents described in clause (a) of this sentence, but excluding Ordinary Shares acquired after the Closing Date; provided, however, that the foregoing shall not prohibit the Subscriber or its Controlled Affiliates from Transferring Ordinary Shares or Ordinary Share Equivalents (i) to a Permitted Transferee, (ii) to the Company, (iii) with the prior written consent of the Company, (iv) if the Subscriber’s auditors determine that the Company’s financial results must be consolidated with the Subscriber’s in the Subscriber’s financial statements pursuant to the principles of consolidation under GAAP, Dispositions made in order to reduce the Subscriber’s ownership of the Company’s voting securities to such amount as would not require such consolidation under GAAP, or (v) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of the Shares involving a change of control of the Company; provided further, that in the event that the tender offer, merger, consolidation, scheme of arrangement or other such transaction is not consummated, the Subscriber shall remain subject to the restrictions contained herein.
5.4    Voting of Securities.  During the Standstill Period, in any vote of the shareholders of the Company (including, without limitation, with respect to the election of directors), except as provided by Section 5.5, the Subscriber shall vote all voting securities of the Company as to which it is entitled to vote in accordance with the recommendation of a majority of the Company’s board of directors.
5.5    Change of Control. Notwithstanding Section 5.4, the Subscriber may vote, or execute a written consent with respect to, any or all of the voting securities of the Company as to which they are entitled to vote or execute a written consent, as they may determine in their sole discretion with respect to any transaction the consummation of which would result in a Change of Control of the Company.
5.6    Offering Lock-Up. The Subscriber shall, if requested by the Company and an underwriter of Ordinary Shares or Ordinary Share Equivalents in connection with any public offering involving an underwriting of Ordinary Shares or Ordinary Share Equivalents, agree not to Dispose of any Ordinary Shares or Ordinary Share Equivalents for a specified period of time, such period of time not to exceed 90 days (a “Lock-Up Agreement”). Any Lock-Up Agreement shall be in writing in a form reasonably satisfactory to the Company and the underwriter(s) in such offering. The Company may impose stop transfer instructions with respect to the Ordinary Shares or Ordinary Share Equivalents subject to the foregoing restrictions until the end of the specified period of time. The foregoing provisions of this Section 5.6 shall not apply (a) if the Subscriber owns less than 10% of Ordinary Shares of the outstanding share capital of the Company, or (b) to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Subscriber only if all officers and directors are subject to the same restrictions.
5.7    Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Company and the Subscriber agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist the other party hereto in doing, all things reasonably necessary, proper or advisable to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated at the Closing, including:  (a) obtaining all necessary Consents and the making of all filings and the taking of all steps as may be necessary, including convening any prerequisite meetings of bodies of the Company, to obtain a required Consent or avoid an Action by any Governmental Authority, (b) the defending of any Actions challenging this Agreement or any other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.
5.8    Securities Law Disclosure; Publicity.  No public release or announcement concerning the transactions contemplated hereby or by any other Transaction Agreement, including the public filing of any Transaction Agreement pursuant to applicable securities Laws, shall be issued by the Company or the Subscriber without the prior consent of the Company (in the case of a release or announcement by the Subscriber) or the Subscriber (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement as may be required by securities Law or other applicable Law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Subscriber, as the case may be, shall allow the Subscriber or the Company, as applicable, reasonable time to comment on such release or announcement in advance of such issuance and the disclosing party shall consider the other party’s comments in good faith.  Following execution and delivery of this Agreement, the Company shall issue a press release substantially in the form set forth in Exhibit A.
5.9    Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the Shares to be issued to the Subscriber hereunder for purposes of the rules and regulations of any of the following markets or exchanges on which the Ordinary Shares of the Company is listed or quoted for trading on the date in question (including the OTC Markets Group, the OTC Bulletin Board, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American or the New York Stock Exchange), such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.
5.10    Notification. After the date hereof and prior to the Closing Date, the Company shall promptly deliver to the Subscriber a written notice of any event or development that would, or could reasonably be expected to, result in any condition to Closing set forth in Section 6, not to be satisfied.
5.11    Registration Rights.  The Company covenants and agrees as follows:
(a)    Within 30 days following a written request by the Subscriber at any time after the expiration of the Lock-Up Period (or any earlier termination or waiver by the Company thereof), or such earlier time as the Company in its sole discretion may agree in writing, the Company shall file a prospectus supplement or a registration statement to register the resale of the Registrable Shares on a Form S-3ASR or Form S-3 registration statement under the Securities Act and use reasonable best efforts to have such registration statement declared effective, if the Company is not eligible to use Form S-3ASR, and maintain the effectiveness of such registration statement for a period ending on the date the Subscriber no longer holds Registrable Shares.
(b)    All expenses incurred in connection with registrations, filings or qualifications pursuant to this Section 5.11, including all registration, filing and qualification fees; printers’ and accounting fees; and fees and disbursements of counsel for the Company, shall be borne and paid by the Company. All (i) underwriting discounts and selling commission, but only to the extent that the Subscriber intends to distribute the Registrable Shares by means of an underwriting, (ii) fees and disbursements of counsel for Subscriber and (iii) transfer taxes incurred in connection with the sale of any Shares by Subscriber (collectively “Selling Expenses”) shall be borne by Subscriber. For the avoidance of doubt, the Company shall not bear any Selling Expenses in connection with its obligations under this Agreement.
(c)    For the purposes of this Section 5.11,
(i)“Losses” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability arises out of and is based upon: (A) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company registering the resale of the Registrable Shares, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (B) an omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading.

(ii)“Registrable Shares” means the Shares held by Subscriber, including, without limitation, any Ordinary Shares paid, issued or distributed in respect of any such Shares by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or issued in exchange for or in replacement of the Shares, or otherwise, but excluding Ordinary Shares acquired after the Closing Date, provided, however, that the Shares will not be “Registrable Shares” (A) after the Shares have been sold pursuant to an effective registration statement or in compliance with Rule 144 or other exemptions from registration or (B) when the Shares held by the Subscriber could, in the opinion of counsel satisfactory to the Company, be sold by the Subscriber in a single transaction without the volume and manner of sale limitations under Rule 144 unless the Subscriber has taken action, without the consent or agreement of the Company, subsequent to the date hereof to cause such Shares not to be eligible for such sale under Rule 144.
(d)    With a view to making available to the Subscriber the benefits of Rule 144, during the 12-month period following the Closing Date, the Company covenants that it will use reasonable best efforts to (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 with respect to resales of the Shares under the Securities Act, at all times, to the extent required from time to time to enable the Subscriber to resell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (if available with respect to resales of the Shares), as such rule may be amended from time to time.
(e)    To the extent permitted by law, the Company will indemnify and hold harmless the Subscriber, and the partners, members, officers and directors of the Subscriber (collectively, “Subscriber Indemnified Parties”), against any Losses, and the Company will pay to the Subscriber Indemnified Parties any legal or other reasonable and documented expenses incurred thereby in connection with investigating or defending any claim or proceeding from which Losses may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.11(e) shall not apply (i) to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, (ii) any Losses to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any Subscriber Indemnified Party expressly for use in connection with such registration or (iii) to the extent it is judicially determined that any Subscriber Indemnified Party is not entitled to indemnification hereunder.
(f)    Promptly after receipt by the Subscriber under this Section 5.11 of notice of the commencement of any action (including any governmental action) for which a Subscriber Indemnified Party may be entitled to indemnification hereunder, the Subscriber Indemnified Party will, if a claim in respect thereof is to be made against the Company under this Section 5.11(f), give the Company notice of the commencement thereof.  The Company shall have the right to participate in such action and, to the extent the Company so desires, and to assume the defense thereof with counsel mutually satisfactory to the Subscriber Indemnified Parties and the Company; provided, however, that the Subscriber Indemnified Parties shall have the right to retain one separate counsel for all such Subscriber Indemnified Parties, with the reasonable and documented fees and expenses to be paid by the Company, if representation of the Subscriber by the counsel retained by the Company would be inappropriate due to actual or potential conflict of interest between the Subscriber Indemnified Parties and the Company.  The failure to give notice to the Company within a reasonable time of the commencement of any such action shall relieve the Company of any liability to the Subscriber Indemnified Parties under this Section 5.11(f), only to the extent that such failure materially prejudices the Company’s ability to defend such action.  The failure to give notice to the Company will not relieve it of any liability that it may have to the Subscriber otherwise than under this Section 5.11(f).
(g)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which contribution under the Securities Act may be required on the part of the Subscriber Indemnified Parties, then such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company and each Subscriber Indemnified Party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the Company and each Subscriber Indemnified Party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the Company or by a Subscriber Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) the Subscriber will not be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered and sold by the Subscriber pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
5.12    Nasdaq Matters. Prior to the Closing, the Company shall (a) take all actions which are necessary, including providing appropriate notice to Nasdaq of the transactions contemplated by this Agreement, for the Shares purchased at the Closing to remain listed on the Nasdaq Global Select Market and (b) comply with all listing, reporting, filing, and other obligations under the rules of Nasdaq and of the SEC.
5.13    PFIC Reporting. If the Company determines it or any of its controlled Subsidiaries was a “passive foreign investment company” (as defined in Section

1297(a) of the Code) (a “PFIC”) for any taxable year in which the Subscriber holds Shares in the Company, the Company shall (a) notify the Subscriber of such determination, and (b) if requested in writing by the Subscriber, provide to Subscriber such information as the Subscriber, in consultation with the Company, reasonably determines is required for the Subscriber to (i) complete its U.S. Internal Revenue Service Form 8621 with respect to such entity and (ii) make an election to treat such entity as a “qualified electing fund” under Section 1295 of the Code.
5.14.    Controlled Foreign Corporation. If the Company determines it was a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”) for any taxable year in which the Subscriber holds Shares in the Company, the Company shall (a) notify the Subscriber of such determination and, (b) for any taxable year in which the Company is a CFC and the Subscriber is a “United States shareholder” (as defined in Section 951(b) of the Code), provide to the Subscriber such information as the Subscriber, in consultation with the Company, reasonably determines is required for the Subscriber to timely comply with its filing obligations under the Code, including, but not limited to, its U.S. Internal Revenue Service Form 5471.
6.    Conditions to Closing.

6.1    Conditions to Subscriber’s Obligations at the Closing.  The Subscriber’s obligation to subscribe for the Shares at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions (unless waived in writing by the Subscriber):
(a)    Representations and Warranties.  The representations and warranties made by the Company in Section 3 shall be true and correct in all material respects as of the Signing Date and the Closing Date as if made on such date, except to the extent any such representation and warranty is (i) already qualified by materiality, in which case it shall be true and correct as of such dates or (ii) specifically made as of a particular date, in which case it shall be true and correct in all material respects as of such date.
(b)    Performance of Obligations.  The Company shall have performed and complied in all material respects with all agreements and conditions herein required to be performed or complied with by the Company on or before the Closing Date.
(c)    Legal Investment.  The issuance of the Shares shall be legally permitted by all Laws to which the Subscriber and the Company are subject.
(d)    No Orders.  No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.
(e)    Closing Deliverables.  The Company shall deliver or cause to be delivered to the Subscriber all items listed in Section 2.3(a).

(f)    Collaboration Agreement.  The Company shall have executed the Collaboration Agreement, the Effective Date (as such term is defined in the Collaboration Agreement) of the Collaboration Agreement shall occur immediately prior to the Closing, no material breach by the Company of any term of or obligation under the Collaboration Agreement shall have occurred and be continuing, and the Collaboration Agreement shall not have been terminated in accordance with its terms.
(g)    Consents, Permits and Waivers.  All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained, including the approval of the board of directors of the Company.
(h)    Material Adverse Effect.  No Material Adverse Effect shall have occurred and be continuing.
(i)    The Company’s Nasdaq Listing.  The Company’s Ordinary Shares shall continue to be listed on the Nasdaq Global Select Market.
6.2    Conditions to Company’s Obligations at the Closing.  The Company’s obligation to issue and sell Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions (unless waived in writing by the Company):
(a)    Representations and Warranties.  The representations and warranties in Section 4 made by the Subscriber shall be true and correct in all material respects as of the Signing Date and the Closing Date as if made on such date, except to the extent any such representation and warranty is (i) already qualified by materiality, in which case it shall be true and correct as of such dates or (ii) specifically made as of a particular date, in which case it shall be true and correct in all material respects as of such date.
(b)    Performance of Obligations.  The Subscriber shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Subscriber on or before the Closing Date.
(c)    Legal Investment.  The issuance of the Shares shall be legally permitted by all Laws to which the Subscriber and the Company are subject.
(d)    No Orders.  No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.
(e)    Closing Deliverables.  The Subscriber shall deliver or cause to be delivered to the Company all items listed in Section 2.3(b).
(f)    Collaboration Agreement.  The Subscriber shall have executed the Collaboration Agreement, the Effective Date (as such term is defined in the Collaboration Agreement) of the Collaboration Agreement shall occur immediately prior to the Closing, no material breach by the Subscriber of any term of or obligation under the Collaboration

Agreement shall have occurred and be continuing, and the Collaboration Agreement shall not have been terminated in accordance with its terms.
(g)    Consents, Permits and Waivers.  All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained.
7.    Miscellaneous.
7.1    Termination. This Agreement may be terminated at any time prior to the Closing by:
(a)    mutual written consent of the Company and the Subscriber;
(b)    either the Company or the Subscriber, upon written notice to the other no earlier than ten Business Days following the Signing Date (the “Termination Date”), if the Closing has not been consummated by the Termination Date;
(c)    either the Company or the Subscriber, upon written notice to the other, if any of the conditions to the Closing set forth in Section 6.1(c), 6.1(d), 6.1(g), 6.2(c), 6.2(d) or 6.2(g) as applicable, despite the use of reasonable efforts shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party within ten Business Days after receiving receipt of written notice of an intention to terminate pursuant to this clause (c); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;
(d)    the Company, upon written notice to the Subscriber, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1(a) despite the use of reasonable efforts could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Subscriber set forth in this Agreement, or (ii) if any representation or warranty of the Subscriber shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.2(a) or 6.2(b), as applicable, could not be satisfied by the Termination Date (each (i) and (ii), a “Terminating Subscriber Breach”); except that, if such Terminating Subscriber Breach is curable by the Subscriber through the exercise of its reasonable best efforts, then, for a period of up to thirty days after receipt by the Subscriber of notice from the Company of such breach, but only as long as the Subscriber continues to use its reasonable best efforts to cure such Terminating Subscriber Breach (the “Subscriber Cure Period”), such termination shall not be effective and the Termination Date shall be automatically extended until the end of the Subscriber Cure Period, and such termination shall become effective only if the Terminating Subscriber Breach is not cured within the Subscriber Cure Period; or

(e)    the Subscriber, upon written notice to the Company, so long as the Subscriber is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.2(a) or 6.2(b), as applicable, despite the use of reasonable efforts could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1(a), 6.1(b), 6.1(h) or 6.1(i), as applicable, could not be satisfied by the Termination Date (each (i) and (ii), a “Terminating Company Breach”); except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty days after receipt by the Company of notice from the Subscriber of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective and the Termination Date shall be automatically extended until the end of the Company Cure Period, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period.
7.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this Agreement (except for this Section 7, and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 7.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement; provided, however, that, a failure of a Party to consummate the subscription for Shares in breach of this Agreement shall be deemed to be intentional and willful.
7.3    Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK (THE “CHOSEN COURTS”). EACH PARTY HERETO FURTHER AGREES NOT TO BRING ANY SUCH

SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE CHOSEN COURTS PURSUANT TO THE FOREGOING SENTENCE (OTHER THAN UPON APPEAL). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN EACH OF THE CHOSEN COURTS, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH CHOSEN COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
7.4    Survival.  The representations, warranties, covenants and agreements made herein shall survive the Closing.
7.5    Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement, and any rights and obligations hereunder, may not be assigned by any party hereto without the consent of the other party, provided, however, that the Subscriber may assign its rights and obligations hereunder in whole or in part to any Permitted Transferee or to any successor of the Subscriber as a result of a Change of Control of the Subscriber, provided further, that in the case of such permitted assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement and the Subscriber shall not be relieved of its obligations hereunder.
7.6    Entire Agreement.  This Agreement, the exhibits and schedules hereto, the other Transaction Agreement, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.
7.7    Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Upon such determination that any provision of this Agreement, or the application of any such provision, is invalid, illegal, void or unenforceable, the Company and the Subscriber shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Company and the Subscriber as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby and the other Transaction Agreement are fulfilled to the greatest extent possible.
7.8    Amendment.  No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Subscriber and the Company.  Any amendment effected in accordance with this Section 7.8 shall be binding upon each holder of Shares subscribed for under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any amendment not effected in accordance with this Section 7.8 shall be void and of no effect.
7.9    Waivers; Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any Consent of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.  Any waiver effected in accordance with this Section 7.9 shall be binding upon each holder of Shares subscribed for under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any waiver not effected in accordance with this Section 7.9 shall be void and of no effect.
7.10    Specific Performance.  Each of the Company and the Subscriber hereby acknowledges and agrees that the failure of the Company or the Subscriber to perform their respective agreements and covenants hereunder will cause irreparable injury to the Subscriber or the Company, for which damages, even if available, will not be an adequate remedy. Accordingly, each of the Company and the Subscriber hereby agrees that the Subscriber and the Company shall be entitled to seek the issuance of specific performance equitable relief by any court of competent jurisdiction to compel performance of the Company’s or the Subscriber’s obligations.
7.11    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, (b) upon confirmation via electronic return receipt if such notice or communication is delivered via email at an email address specified in this Section 7.11 or (c) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:
If to the Company:
Prothena Corporation plc
Upper George’s Street
Dún Laoghaire
Co. Dublin, A96 T927, Ireland
Attention:     Company Secretary
E-mail:     yvonne.tchrakian@prothena.com

with copies to (which will not constitute notice) to:
Prothena Corporation plc
c/o Prothena Bioscience Inc
331 Oyster Point Boulevard
South San Francisco, CA 94080, U.S.A.
Attention:         Chief Financial Officer
E-mail:        tran.nguyen@prothena.com

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025, U.S.A.
Attention:     Alan C. Mendelson, Esq.
Kathleen M. Wells, Esq.
E-mail:    alan.mendelson@lw.com
Kathleen.wells@lw.com

If to the Subscriber:
Celgene Switzerland LLC
86 Morris Avenue
Summit, NJ 07901, U.S.A.

Attention:         Gerald F. Masoudi
E-mail:        gmasoudi@celgene.com

with a copy (which will not constitute notice) to:
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540, U.S.A.
Attention:     Alan Leeds, Esq.
Emilio Ragosa, Esq.
E-mail:    Alan.Leeds@morganlewis.com
Emilio.Ragosa@morganlewis.com

7.12    Expenses.  Unless otherwise specified herein, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.
7.13    Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
7.14    Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.  The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.  All exhibits attached hereto and all other attachments hereto are hereby incorporated herein by reference and made a part hereof.
7.15    Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.
7.16    No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
7.17    Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Company:
Prothena Corporation plc

By: /s/ Yvonne Tchrakian
Name: Yvonne Tchrakian
Title:     Company Secretary

[Signature Page to the Prothena Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Subscriber:
Celgene Switzerland LLC

By: /s/     Kevin Mello
Name:     Kevin Mello
Title:     Manager

[Signature Page to the Prothena Share Subscription Agreement]

EXHIBIT A
COMPANY PRESS RELEASE

Prothena Announces Global Neuroscience Research & Development Collaboration with Celgene for Novel Therapies for Patients with Neurodegenerative Diseases

•
Prothena to receive a $100 million upfront payment and a $50 million equity investment by Celgene, with potential license payments and regulatory and commercial milestones, plus additional royalties on net sales from licensed programs

•	Collaboration focuses on preclinical programs targeting proteins implicated in several neurodegenerative diseases, including tau, TDP-43 and an undisclosed third target

•	Prothena to host an investor conference call and webcast today at 5:00 PM ET

DUBLIN, Ireland – March 20, 2018 – Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel therapies in the neuroscience and orphan categories, today announced a global collaboration with Celgene Corporation (NASDAQ:CELG) through a subsidiary, to develop new therapies for a broad range of neurodegenerative diseases. The multi-year research and development collaboration is focused on three proteins implicated in the pathogenesis of several neurodegenerative diseases, including tau, TDP-43 and an undisclosed target. For each of the programs, Celgene has an exclusive right to license clinical candidates in the U.S. at the investigational new drug (IND) filing and if exercised, would also have a right to expand the license to global rights at the completion of Phase 1. Following the exercise of global rights, Celgene will be responsible for funding all further global clinical development and commercialization. Under the terms of the collaboration, Prothena will receive a $100 million upfront payment and a $50 million equity investment by Celgene, plus future potential exercise payments and regulatory and commercial milestones for each licensed program. Prothena will also receive additional royalties on net sales of any resulting marketed products.

“Prothena has a legacy of innovation in neuroscience and a team with a deep understanding of biological approaches that target protein misfolding disorders. Our collaboration leverages each company’s core expertise in protein homeostasis and protein clearance to target proteins that are the underlying cause of many neurodegenerative and orphan diseases. The programs we have chosen to collaborate on have the potential to provide foundational assets from which we can build new therapeutic approaches to these currently untreatable neurological disorders” said Richard Hargreaves, PhD, Corporate Vice President Neuroscience and Imaging for Celgene.

“We are excited to be working with Celgene, a leading global biopharmaceutical company with deep expertise in targeting critical biological pathways involved in protein homeostasis and an extensive track record of successfully bringing forward innovative new therapies based on this biology,” said Gene Kinney, PhD, President and Chief Executive Officer of Prothena. “As we build our pipeline of novel therapies across the neuroscience and orphan disease categories, this collaboration provides Prothena the opportunity to work with a premier scientific partner and the resources and flexibility to advance these programs while continuing to expand our proprietary discovery activities and further supports our efforts to deliver a diversified pipeline of therapies to alter the course of devastating diseases.”

Collaboration Agreement Overview

Prothena will receive an upfront payment and equity investment, and is eligible to receive exercise payments and regulatory and commercial milestones, plus additional royalties on net sales based on the following collaboration deal terms:

•	Prothena will receive an upfront payment of $100 million

•	Celgene will make a $50 million equity investment in Prothena by subscribing to approximately 1.2 million of Prothena’s ordinary shares at $42.57 per share

•	For programs reaching commercialization, Prothena will receive tiered royalties on net sales

The targets encompassed in this collaboration are implicated in the pathogenesis of several neurodegenerative diseases for which there are no current disease modifying therapies, including the following:

•
Tau, a protein implicated in diseases including Alzheimer's disease (AD), progressive supranuclear palsy (PSP), frontotemporal dementia (FTD), chronic traumatic encephalopathy (CTE) and other tauopathies. Prothena has identified antibodies targeting novel epitopes on the tau protein with the ability to block misfolded tau from binding to cells and to inhibit cell-to-cell transmission, preventing downstream functional toxic effects.

•
TDP-43, a protein implicated in diseases including amytrophic lateral sclerosis (ALS) and the most common subtype of FTD, behavioral variant FTD (bvFTD), a proportion of AD and other TDP-43 proteinopathies. Prothena has generated antibodies that target multiple epitopes on the TDP-43 protein and is using proprietary in vitro screening methodology to select those that may be the most potent and efficacious in inhibiting toxicity and cell-to-cell transmission of misfolded TDP-43 species.

Citi is acting as financial advisor to Prothena and Latham & Watkins LLP is acting as legal counsel to Prothena. Morgan Lewis is acting as legal counsel to Celgene.

Investor Conference Call and Webcast Details

Prothena management will host a conference call and webcast to discuss the collaboration today, March 20, at 5:00 PM ET. The conference call and webcast will be made available on the Company's website at www.prothena.com under the Investors tab in the Events and Presentations section. Following the conference call and webcast, a replay will be available on the Company's website for at least 90 days.

To access the conference call via dial-in, please dial (877) 887-5215 (U.S./Canada toll free) or (315) 625-3069 (international) five minutes prior to the start time and refer to conference ID number 8469456. A replay of the call will be available until March 27 via dial-in at (855) 859-2056 (U.S./Canada toll free) or (404) 537-3406 (international), Conference ID Number 8469456.

About Prothena
Prothena Corporation plc is a global, late-stage clinical biotechnology company establishing fully integrated research, development and commercial capabilities and focused on advancing new therapies in the neuroscience and orphan categories. Fueled by its deep scientific understanding built over decades of research in protein misfolding, Prothena seeks to fundamentally change the course of grave or currently untreatable diseases associated with this biology. Prothena’s pipeline of antibody therapeutic candidates targets a number of indications including AL amyloidosis (NEOD001), Parkinson’s disease and other related synucleinopathies (PRX002/RG7935) and ATTR amyloidosis (PRX004). The Company continues discovery of additional novel therapeutic approaches against targets such as tau, Aβ (Amyloid beta) and ALECT2 where its deep scientific understanding of disease pathology can be leveraged. For more information, please visit the Company's website at www.prothena.com.
Forward-looking Statements by Prothena

This press release contains forward-looking statements by Prothena. These statements relate to, among other things, potential future payments and royalties we might receive under the collaboration with Celgene; our ability to advance a growing pipeline of novel therapies in the neuroscience and orphan disease categories; our ability to advance any of the programs that are the subject of the collaboration with Celgene; the potential of those programs to lead to new therapeutic approaches to currently untreatable neurological disorders; the potential targeting of novel epitopes on misfolded forms of tau protein and LECT2 protein; and the capabilities of our proprietary in vitro screening methodology for TDP-43. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the “Risk Factors” sections of Prothena’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 26, 2018 and Prothena’s subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena’s expectations.

Contact:

Ellen Rose, Head of Communications
650-922-2405
ellen.rose@prothena.com